Exhibit 99.1

New Vista Acquisition Corp Announces Cancellation of Extraordinary General Meeting and Plan for Liquidation

CHICAGO, IL—February 15, 2023—New Vista Acquisition Corp (NASDAQ: NVSA) (“New Vista” or the “Company”) today announced that it has cancelled the extraordinary general meeting that was previously scheduled for 10:00 a.m., New York City time, on February 15, 2023, and is abandoning the proposals set forth in the Company’s definitive proxy statement for the extraordinary general meeting filed with the U.S. Securities and Exchange Commission (the “SEC”).

The Company will not consummate an initial business combination by February 19, 2023—the deadline under its Amended and Restated Memorandum and Articles of Association (the “Charter”). Therefore, following February 19, 2023, the Company will proceed to redeem all of the Class A ordinary shares, par value $0.0001 per share, of the Company included as part of the units sold in the Company’s initial public offering (the “Public Shares”) in accordance with the Charter. Following such redemption, the Company will liquidate and dissolve.

In order to provide for the disbursement of funds from the Company’s trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed by March 6, 2023.

The Company expects that Nasdaq will file a Form 25 with the SEC to delist the Company’s securities. The Company thereafter will file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the per-share redemption price and the expecting timing of New Vista’s redemption of its Public Shares and liquidation and dissolution. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed in New Vista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 31, 2022 under the heading “Risk Factors,” and other documents of New Vista filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that New Vista presently does not know or that New Vista currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. New Vista undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Hank Neal

hn@newvistacap.com

Media Contact:

press@newvistacap.com